SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 29, 2003

(Date of earliest event reported)

FLOW INTERNATIONAL CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	0-12448	91-1104842
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23500 - 64th Avenue South, Kent, Washington 98032

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code:

(253) 850-3500

ITEM 5.    Other Events and Regulation FD Disclosure

Effective October 29, 2003, Flow International Corporation amended its Preferred Share Purchase Rights Plan (the “Plan”) and the Rights issued pursuant to the Plan, first adopted by the company on June 7, 1990 and amended and restated as of September 1, 1999.

The amendment modifies the definition of “Acquiring Person” to exclude certain persons who inadvertently acquire in excess of 10% of the outstanding common shares if such person enters into a standstill agreement in form and substance satisfactory to the Company and agrees to divest a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person within no more than one year from the date of such agreement.

The amended terms of the Rights are set forth in the Amendment No. 1 dated as of October 29, 2003 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) to the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.). The Amended and Restated Rights Agreement is otherwise unchanged.

In addition, Flow International Corporation has entered into a Standstill Agreement with Special Situation Private Equity Fund, L.P. dated as of October 29, 2003, whereby, among other things, Special Situation Private Equity Fund, L.P. has agreed to divest a sufficient number of shares of common stock so that it would no longer be an Acquiring Person under the Plan within one year from the date of such agreement.

Exhibit

4.1    Amendment No. 1 dated as of October 29, 2003 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) to the Amended and Restated Rights Agreement dated as of September 1, 1999 between Flow International Corporation and Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.) (Incorporated by Reference to Exhibit 1.3 to the Registrant’s Registration Statement on Form 8-A/A dated November 3, 2003).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2003	FLOW INTERNATIONAL CORPORATION

	By:	/s/ JOHN S. LENESS

John S. Leness Secretary and General Counsel